                                                                   EXHIBIT 2.2
                                                                   -----------


                                                               EXECUTION COPY

              FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

     This First Amendment (this "Amendment"), dated as of December 18, 1997 to
                                 ---------
the certain Agreement and Plan of Merger (the "Merger Agreement") dated October
                                               ----------------
30, 1997 by and among Sealy Corporation, a Delaware corporation (the "Company"),
                                                                      -------
Sandman Merger Corporation, a transitory Delaware corporation (the "Purchaser")
                                                                    ---------
and Zell/Chilmark Fund, L.P., a Delaware limited partnership (the
"Shareholder").
 -----------

     WHEREAS, Purchaser, the Company, and the Shareholder (collectively, the "Parties") desire to amend the Merger Agreement on the terms and conditions set
 -------
forth herein.

     NOW THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

     1.   Capitalized Terms.   Capitalized terms used herein without definition
          -----------------
shall have the meanings ascribed to such terms in the Merger Agreement.

     2.   Definitions.
          -----------

          (i) The definitions of "Adjusted Equity Value", "Owned Shares", "Preference Stock" and "Surviving Corporation Common Stock" within Section 1.01 of the Merger Agreement shall be amended and restated in their entirety as follows:

          "Adjusted Equity Value" shall mean US $419.39 million ($419,390,000).
           ---------------------

          "Owned Shares" shall mean the 26,143,506 shares of Class A Common
           ------------
          Stock owned beneficially and of record by the Shareholder as of the date hereof (as such number may be reduced as a result of conversion of shares into Preference Stock as contemplated by this Agreement) and the shares of Class B Common Stock issuable upon exercise of the 1,400,000 Merger Warrants owned beneficially and of record by the Shareholder as of the date hereof.

          "Preference Stock" shall mean the Series A Transitory Preferred Stock,
           ----------------
          the Series B Transitory Preferred Stock and the Preferred Stock, $0.01 par value, of the Company.

          "Surviving Corporation Common Stock" shall mean the Surviving
           ----------------------------------
          Corporation Class A Common Stock, Surviving Corporation Class B Common Stock, Surviving Corporation Class L Common Stock and Surviving Corporation Class M Common Stock."

          (ii) The following sentence shall be added as the last sentence to the definition of "Company Expenses":

          Notwithstanding anything contained herein to the contrary, the special cash bonus paid or payable to Ronald Jones which was approved by the Company's board of directors prior to the consummation of the Merger shall be deemed to be part of the "one time bonus payments" described in (c) above.

          (iii) The following definitions shall be added to Section 1.01 of the Merger Agreement:

          "Series A Transitory Preferred Stock"shall mean the Series A
           -----------------------------------
          Transitory Preferred Stock, $0.01 par value per share, of the Company.

          "Series B Transitory Preferred Stock"shall mean the Series B
           -----------------------------------
          Transitory Preferred Stock, $0.01 par value per share, of the Company.

          "Surviving Corporation Class A Common Stock" shall mean Class A Common
           ------------------------------------------
          Stock, $0.01 par value per share, of the Surviving Corporation.

          "Surviving Corporation Class B Common Stock" shall mean Class B Common
           ------------------------------------------
          Stock, $0.01 par value per share, of the Surviving Corporation.

          "Surviving Corporation Class L Common Stock" shall mean Class L Common
           ------------------------------------------
          Stock, $0.01 par value per share, of the Surviving Corporation.

          "Surviving Corporation Class M Common Stock" shall mean Class M Common
           ------------------------------------------
          Stock, $0.01 par value per share, of the Surviving Corporation.

     3.   Conversion of Company Stock.   Sections 3.01(b) and (c) of the Merger
          ---------------------------
Agreement are hereby amended in their entirety to read as follows:

               "(b)(i) The aggregate Series A Transitory Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Series A Transitory Preferred Stock to be canceled pursuant to Section 3.01(d) hereof) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (as provided in and subject to the limitations set forth in this Article III) the right to receive (A) 2,862,000 shares of fully paid and nonassessable shares of Surviving Corporation Class A Common Stock and 318,000 shares of fully paid and nonassessable shares of Surviving Corporation Class L Common Stock and (B) $25 million principal amount of junior subordinated notes of the Surviving Corporation in form and substance reasonably satisfactory to the Shareholder, containing the terms set forth in the term sheet in Exhibit A hereto, upon the surrender of the certificate previously representing such shares of Series A Transitory Preferred Stock.

               (ii) The aggregate Series B Transitory Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Series B Transitory Preferred Stock to be canceled pursuant to Section 3.01(d) hereof) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (as provided in and subject to the limitations set forth in this Article III) the right to receive 48,366 shares of fully paid and nonassessable shares of Surviving Corporation Class A Common Stock and 5,374 shares of fully paid and nonassessable shares of Surviving Corporation Class L Common Stock, upon the surrender of the certificate previously representing such shares of Series B Transitory Preferred Stock; and

          (c) Each share of the Class A Common Stock, $0.01 par value per share, of Purchaser, issued and outstanding immediately prior to the Effective Time, shall at the Effective Time, by virtue of the Merger and without any action on the part of the Investors or any other Person, be converted into one fully paid and nonassessable share of Surviving Corporation Class A Common Stock. Each share of the Class B Common Stock, $0.01 par value per share, of Purchaser, issued and outstanding immediately prior to the Effective Time, shall at the Effective Time, by virtue of the Merger and without any action on the part of the Investors or any other Person, be converted into one fully paid and nonassessable share of Surviving Corporation Class B Common Stock. Each share of the Class L Common Stock, $0.01 par value per share, of Purchaser, issued and outstanding immediately prior to the Effective Time, shall at the Effective Time, by virtue of the Merger and without any action on the part of the Investors or any other Person, be converted into one fully paid and nonassessable share of Surviving Corporation Class L Common Stock. Each share of the Class M Common Stock, $0.01 par value per share, of Purchaser, issued and outstanding immediately prior to the Effective Time, shall at the Effective Time, by virtue of the Merger and without any action on the part of the Investors or any other Person, be converted into one fully paid and nonassessable share of Surviving Corporation Class M Common Stock."

     4.   Surrender of Company Share Certificates.
          ---------------------------------------

          (i) Section 3.02(b)(ii) of the Merger Agreement is hereby amended in its entirety to read as follows:

               "(ii) to the Shareholder who shall have surrendered to Purchaser at the Closing the certificate which immediately prior to the Effective Time, represented all of the shares of outstanding Series A Transitory Preferred Stock, the securities of the Surviving Corporation into which the shares of Series A Transitory Preferred Stock represented by such certificate have been converted pursuant to the provisions of this Article III;"

          (ii) The following paragraph shall be added as Section 3.02(b)(iii) of the Merger Agreement:

                 "(iii) to Ronald Jones who shall have surrendered to Purchaser at the Closing the certificate which, immediately prior to the Effective Time, represented all of the shares of outstanding Series B Transitory Preferred Stock, the securities of the Surviving Corporation into which the shares of Series B Transitory Preferred Stock represented by such certificate have been converted pursuant to the provisions of this Article III; and"

          (iii) Section 3.02(b)(iii) of the Merger Agreement shall be renumbered Section 3.02(b)(iv).

     5.   Financing.   The third sentence of Section 6.06 of the Merger
          ---------
Agreement is hereby amended in its entirety to read as follows:

          "The Investors have committed, subject only to the conditions set forth in Sections 8.01 and 8.02 hereof, to capitalize Purchaser with at least $120,000,000 of equity (the "Equity Financing") which, subject to
                                        ----------------
     Section 7.15 hereof, may include common and preferred stock in the discretion of the Investors."

     6.   Capitalization.   The first sentence of Section 6.09 of the Merger
          --------------
Agreement is hereby amended in its entirety to read as follows:

          "As of immediately prior to the Effective Time, the authorized capital stock of Purchaser will consist of 600,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 16,471,967 shares will be issued and outstanding, 200,000,000 shares of Class B Common Stock, par value $0.01 per share, of which 7,791,324.644 shares will be issued and outstanding, 6,000,000 shares of Class L Common Stock, par value $0.01 per share, of which 1,830,218.5555 shares will be issued and outstanding, 2,000,000 shares of Class M Common Stock, par value $0.01 per share, of which 865,703.0716 shares will be issued and outstanding, and 100,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares will be issued and outstanding."

     7.   Additional Representation.   A new Section 6.10 is added to the Merger
          -------------------------
Agreement to read in its entirety as follows:

          "Hart-Scott-Rodino Matters.   Purchaser, taken together with the
           -------------------------
          "ultimate parent entity" of Purchaser, if any, and all entities which Purchaser and such ultimate parent entity control directly or indirectly, is not a person which has total assets or annual net sales (as such terms are defined under the HSR Act) of $10,000,000 or more for purposes of 15 U.S.C. (S)18(a) of the HSR Act."

     8.   Warrants.   A new sentence is added at the end of Section 7.13(e) of
          --------
the Merger Agreement to read as follows:

          "The Shareholder shall not enter into any settlement agreement with respect to any such claim, demand or Proceeding for the payment by the Surviving Corporation or any of its subsidiaries of any consideration other than cash without the consent of the Surviving Corporation."

     9.   Conditions to the Obligations of Purchaser.  Section 8.02(j) of the
          ------------------------------------------
Merger Agreement is hereby amended in its entirety to read as follows:

          "(j) of the Company Common Stock owned by Shareholder as of the date of this Agreement, the Shareholder shall have converted into Series A Transitory Preferred Stock a number of shares equal to the quotient of $39,310,000 divided by the Common Stock Per Share Amount (calculated assuming that the Common Stock Purchase Price is increased by $39,310,000 and assuming that the Company Common Stock so converted will be converted into the right to receive cash as of the Effective Time pursuant to Section 3.01(a) hereof) which, along with the Series B Transitory Preferred Stock issued to Ronald Jones, shall be the only Preference Stock outstanding immediately prior to Closing;"

     10.  Consent to Bonus.   Purchaser hereby consents, for purposes of Section
          ----------------
7.01(h) of the Merger Agreement, to the approval and payment of the special cash bonus to Ronald Jones described in the last sentence of the definition of "Company Expenses" as amended by this Amendment.

     11.  Waivers.
          -------

          (i)   With respect to the definition of "Rollover Options" in Section
1.01 of the Merger Agreement, Purchaser hereby waives the condition that the Company shall have provided to Purchaser no later than thirty days prior to Closing a list of individuals whose options to purchase Company Common Stock are to be rolled over into stock options of the Surviving Corporation.

          (ii) With respect to Section 8.02(m)(ii) of the Merger Agreement, Purchaser hereby waives the condition that the Company shall have caused the warrant agent under the Warrant Agreement dated November 6, 1991, to have mailed to each holder of the warrants issued thereunder a notice of redemption pursuant to Section 4.5 of such Warrant Agreement at least 30 days prior to Closing.

     12.  Governing Law.   This Amendment shall be governed in all respects, by
          -------------
the laws of the State of Delaware, including validity, interpretation and effect, without regard to principles of conflicts of law.

     13.  Counterparts.   This Amendment may be executed in any number of
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     14.  Agreement.   In all other respects the Agreement is ratified and
          ---------
shall, as so changed by these amendments, continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

                                    SANDMAN MERGER CORPORATION

                                    By: /s/ PAUL EDGERLEY
                                       _______________________
                                       Name: Paul Edgerley
                                       Title: Vice President and Secretary


                                    SEALY CORPORATION

                                    By: /s/ RONALD L. JONES
                                       _______________________
                                       Name: Ronald L. Jones
                                       Title: President and CEO


                                    ZELL/CHILMARK FUND, L.P.

                                    By:  ZC Limited Partnership, its General
                                         Partner

                                    By:  ZC Partnership, its General Partner

                                    By:  ZC, Inc., a Partner

                                    By: /s/ ROD DAMMEYER
                                       _______________________
                                       Name: Rod Dammeyer
                                       Title: Vice President